United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2017

UNION BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)
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Virginia	0-20293	54-1598552
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1051 East Cary Street
Suite 1200
Richmond, Virginia 23219
(Address of principal executive offices, including Zip Code)
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Registrant’s telephone number, including area code: (804) 633-5031
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2017, Union Bank & Trust (the “Bank”), the wholly owned subsidiary of Union Bankshares Corporation (the “Company”), hired Mr. John G. Stallings, Jr., 50, to serve as President of the Bank. Mr. Stallings will also be an Executive Vice President of the Company. Mr. Stallings’s appointment is effective September 29, 2017 (the “Effective Date”).

Mr. Stallings was President and Chief Executive Officer of the Virginia Division of SunTrust Banks, Inc. (“SunTrust”) from 2013 to August 2017. Prior to that role, he served as President and Chief Executive Officer of the Mid-Atlantic division from 2010 to 2012 and President and Chief Executive Officer of the Central Carolina region of SunTrust from 2007 to 2010. He also served as Head of Retail Banking for National Commerce Financial Corporation prior to its acquisition by SunTrust in 2004. During his career at both regional and community banks, Mr. Stallings has led retail, commercial, business banking, and wealth management teams. Mr. Stallings received his M.B.A. from Washington University in St. Louis and his B.A. from Vanderbilt University.

The material terms of Mr. Stallings’s compensation will include an initial annual base salary of $400,000, subject to an annual review. Mr. Stallings will also be eligible to participate in the Company’s Management Incentive Plan, an annual short-term incentive plan, with a target bonus of 55% of his annual base salary, prorated for 2017 his first year of participation, and the Company’s 2018 Long-Term Incentive Plan, with a target equity award value equal to 55% of his annual base salary. The incentive awards pursuant to these plans will be contingent upon the achievement of any corporate and/or individual performance goals established under such plans. Mr. Stallings also will receive a cash signing bonus of $200,000 after he completes 30 days of employment. Mr. Stallings would be required to repay the entire cash signing bonus if he voluntarily terminates his employment other than due to death or disability within one year of the Effective Date.

In connection with his hiring, Mr. Stallings will be granted a restricted stock award and a performance share unit (“PSU”) award with a combined market value of $430,000 as of the date of the grants. The restricted stock award will have a market value of $280,000 and will vest over a three-year period, with 50% of the restricted shares vesting on the first anniversary of the grant date and 25% of the restricted shares vesting on the second and third anniversaries of the grant date. The PSU award will have a market value of $150,000 and will vest upon achievement of the Company’s total shareholder return over a three-year period relative to a selected peer group. Mr. Stallings will also be required to comply with the Company’s stock ownership guidelines, which will require him to achieve stock ownership equal to 2x his base salary over the next five years.

Upon the Effective Date, Mr. Stallings is expected to be enrolled in the Company’s Executive Severance Plan (the “Plan”), which entitles him as an executive officer of the Company to certain severance benefits in the case of an involuntary termination under certain circumstances, including a change-in-control. Mr. Stallings will also have the use of a Company-owned or leased vehicle, will be reimbursed for certain club dues, and will receive an annual financial planning allowance of up to $10,000. Mr. Stallings also will be eligible to participate in the Company’s employee benefit plans and programs on terms offered to similarly situated employees.

There are no arrangements or understandings between Mr. Stallings and any other person pursuant to which he was appointed, nor are there are any family relationships between Mr. Stallings and any of the Company’s or the Bank’s directors or executive officers. Mr. Stallings does not have any material interest in any transactions, relationships, or arrangements with the Company or the Bank that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

A copy of the Company’s press release announcing Mr. Stallings’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Union Bankshares Corporation press release dated September 5, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNION BANKSHARES CORPORATION

Date: September 5, 2017	By:	/s/ Robert M. Gorman
Robert M. Gorman
Executive Vice President and
Chief Financial Officer